The following document is a Form PRER14A originally filed on October 10, 2001 that has been marked to show changes in accordance with Regulation S-T Section 232.310.


                             AUTO-GRAPHICS, INC.
                          NOTICE OF SPECIAL MEETING
                          IN LIEU OF ANNUAL MEETING
                               OF SHAREHOLDERS


                                                         October 31, 2001


To the Shareholders:

A special meeting in lieu of the annual meeting ("Meeting") of the shareholders of Auto-Graphics, Inc. will be held at 3201 Temple Avenue, Pomona, California 91768 on October 31, 2001, at 3:00 p.m. for the following purposes:

1.     To elect directors.

2.     To approve the adoption of the 2001 Stock Plan.

3. To amend and restate the Articles of Incorporation to remove the number of directors stated in the Articles of Incorporation and elect to be governed by the current California Corporations Code.

4. To amend and restate the Bylaws to conform with current California corporation law and to state the number of directors.

5. To consider a shareholder proposal described in the accompanying Proxy Statement.

6. To transact such other business as may properly come before the meeting.


This meeting will be combined with the special meeting called by Corey M. Patick, Chairman of the Special Shareholders Committee (the "Committee"), which was originally set for September 25, 2001 and adjourned by the Committee to October 31, 2001 at 3:00 p.m.


Only shareholders of record at the close of business on September 5, 2001, are entitled to notice of, and to vote at, this Meeting. A complete list of the shareholders entitled to vote at the Meeting will be available and open to the examination of any shareholder for any purpose germane to the Meeting during ordinary business hours from and after September 27, 2001, at the office of the Company. You are cordially invited to attend the Meeting.


THIS MEETING IS OF PARTICULAR IMPORTANCE TO ALL SHAREHOLDERS OF THE COMPANY IN LIGHT OF THE ATTEMPT BY THE COMMITTEE AND THE SHAREHOLDERS COMMITTEE SLATE TO GAIN CONTROL OF THE COMPANY'S BOARD. WHETHER OR NOT YOU EXPECT TO ATTEND, YOU ARE REQUESTED TO VOTE YOUR SHARES BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD, OR SIGNING, DATING, AND RETURNING THE ENCLOSED WHITE FORM OF PROXY IN THE ENVELOPE PROVIDED, WHICH IS POSTAGE PAID IF MAILED IN THE UNITED STATES.


THE BOARD ALSO URGES YOU NOT TO SIGN CARDS SENT TO YOU BY THE SHAREHOLDERS COMMITTEE EVEN IF YOU HAVE PREVIOUSLY SIGNED A PROXY CARD SENT TO YOU BY THE COMMITTEE YOU CAN REVOKE IT BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD IN THE ENVELOPE PROVIDED.


If you hold your shares through a broker or other nominee, proof of ownership will be accepted by the Company only if you bring either a copy of the voting instruction card provided by your broker or nominee, or a copy of a brokerage statement showing your share ownership in the Company as of September 5, 2001.


IF YOU HAVE ANY QUESTIONS, OR NEED ASSISTANCE VOTING, PLEASE CONTACT, DANIEL
E. LUEBBEN, THE SECRETARY OF THE COMPANY, AT 1-800-776-6939.


                                        BY ORDER OF THE BOARD OF DIRECTORS



                                        Daniel E. Luebben
                                        Secretary




Pomona, California
October           , 2001

                             PRELIMINARY COPIES




                             AUTO-GRAPHICS, INC.
                             3201 Temple Avenue
                          Pomona, California  91768



                     PROXY STATEMENT FOR SPECIAL MEETING
                          IN LIEU OF ANNUAL MEETING
                              OF SHAREHOLDERS
                         To Be Held October 31, 2001



GENERAL INFORMATION


This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Auto-Graphics, Inc. (the "Company" or "Auto-Graphics"), to be voted at the Special Meeting of the shareholders in lieu of Annual Meeting ("Meeting") of the Company, which will be held at 3:00 p.m. on October 31, 2001, at 3201 Temple Avenue, Pomona, California 91768. The purpose of the Meeting and the matters expected to be acted upon are set forth in the accompanying Notice of Special Meeting In Lieu of Annual Meeting of Shareholders.


Shareholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the meeting. A shareholder may revoke a proxy by delivering a signed statement to the Secretary of the Company at or prior to the special meeting or by executing another proxy dated as of the later date. The Company will pay the cost of solicitation of proxies.


Shareholders of record at the close of business on September 5, 2001 will be entitled to vote at the meeting on the basis of one vote for each share held, however, any shareholder eligible to vote for the election of directors is entitled to cumulate votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are entitled, or to distribute the shareholder's votes on the same principle among as many candidates as the shareholder thinks fit.


To be entitled to exercise cumulative voting rights for the election of directors, a shareholder must give notice at the special meeting of such person's desire to cumulate votes for one or more candidates whose name(s) have been placed in nomination prior to the commencement of voting for the election of directors. If any shareholder exercises the right to cumulate votes for the election of directors, then all shareholders are entitled to cumulative voting rights for the election of directors. Cumulative voting applies only to voting for the election of directors (not for the other proposals before the meeting).


On September 5, 2001, there were 4,997,234 shares of Common Stock outstanding, excluding 65,500 held by the Company that have not been retired by the Company.




ISSUES IN THE PROXY CONTEST



The Committee states in its proxy statement that its purposes are for the Company to address the Committee's concerns regarding: (1) there having been no annual meeting since 1999; (2) potential "conflict of interest" over the Company and Robert S. Cope as the controlling owner and managing general partner of the 664 Company, which California limited partnership owns and leases to the Company its facility in Pomona, California which lease has now expired; and (3) questions and claims regarding the current Board of Directors.


Its solutions are: (i) to replace the Company's board of directors with its own slate of directors; and (ii) amend the Company's Bylaws to require all related party transactions to be approved by both a majority of the disinterested directors and a majority of the disinterested shareholders.


The board of directors believes all of the concerns raised by the Committee have been or are being addressed in the following manner: (1) an annual meeting will be held October 31, 2001 as proposed by the Committee and now properly noticed by the Company; (2) the board of directors is reviewing a proposal for significantly reduced space at rental rate and terms identical to the two other non-affiliated tenants that occupy the Company's facility; and
(3) the board of directors has proposed a slate of directors that is capable of working together to deal with the problems of the Company.


It is the belief of the board of directors that it will be harmful to the Company and its shareholders if the Committee is successful in its proxy contest. On September 28, 2001 the board of directors replaced Michael K. Skiles as President with Robert S. Cope and replaced Michael F. Ferguson as Chief Financial Officer with Daniel E. Luebben effective as of October 5,
2001.   Subsequently, Mr. Robert S. Cope has taken further action to downsize the Company in an attempt to return the Company to profitability. It is the board of directors belief that their efforts to return the Company to profitability would be derailed if the Committee is successful in its proxy contest.



BACKGROUND AND CHRONOLOGY OF PROXY CONTEST


The Articles of Incorporation currently provide for the Company to have a three member board of directors. The two longstanding members are Robert S. Cope (37 years) and Robert H. Bretz (13 years). The third director, Douglas
K. Bisch resigned from the board of directors in 1997. Mr. James R. Yarter joined the board of directors on June 21, 2001 after Mr. Robert S. Cope solicited nine shareholders to obtain a majority of the shareholders to consent to Mr. Yarter's appointment. This occurred after Messrs. Cope and Bretz could not agree to the appointment of a third director.


Mr. Robert H. Bretz has disputed Mr. Yarter's appointment alleging that Mr. Robert S. Cope misrepresented certain matters and that certain signatories were improper. Specifically, that in two instances the consents of the beneficial owners of certain shares held in brokerage accounts should be disregarded and that signature block of one entity was missing from the consent even though this was later clarified when this issue was raised by Mr. Bretz.


Mr. Bretz was the longtime general counsel of the Company in addition to his position as a director. Mr. Bretz was terminated as general counsel to the Company on May 9, 2001. Mr. Bretz had billed the Company on average $339,000 per year for the three (3) years prior to his termination. In addition to Mr. Bretz' billing, Mr. Bretz became disruptive to the business of the Company.
In the period prior to the Company's filing of its Form 10-K, Mr. Bretz refused to sign the Form 10-K unless the Company signed a Safety Net Agreement (paying Mr. Bretz upon a change of control one years gross legal billing based upon the prior three year average) and a comfort letter. The Company filed its Form 10-K without Mr. Bretz signature one day prior to when the Company's operating line of credit would have been pulled because of its failure to file its Form 10-K.


Using his position as a director, asserting a right of "director due diligence," Mr. Bretz has intimidated and issued veiled threats to the officers of the Company. For example, during the period January 1, 2001 through April 30, 2001, Mr. Bretz sent 580 e-mails requesting information. These due diligence requests virtually brought the daily operations of the Company to a standstill until such time as the Company advised Mr. Bretz that such "due diligence" would be subject to the rights of inspection and copying under California Corporations Code S 1602.


On May 17, 2001, the Company filed a Complaint with the California State Bar alleging the matters discussed above which is currently being investigated .


Following Mr. Bretz' termination, Mr. Bretz filed on behalf of the Company, Auto-Graphics, Inc. v. The 664 Company, Ltd. ("The 664 Company") and Robert S. Cope, Los Angeles Superior Court Case No. BC252517 ("664 Lawsuit') alleging that The 664 Company's lease commencing July 1, 1986 (the "Lease") with the Company violated Section 310 of the California Corporations Code. Mr. Bretz retained himself and his own law firm to represent the Company without authorization of the Company's board of directors or management. On August 8, 2001 the 664 Lawsuit, was dismissed by the Los Angeles California Superior Court upon the court holding that the Action by Unanimous Written Consent signed solely by Mr. Bretz was invalid because it failed to satisfy the requirements of California Corporations Code S 307(b).


The Lease commenced on July 1, 1986, for an original term of five years and for 27,000 square feet of office space. The Lease provided for two options to extend the Lease for a period of five years each (the "Lease Options"). Prior to its execution, the Lease was approved unanimously by the three disinterested members of the board of directors of the Company. During the term of the Lease, The 664 Company agreed in 1998 to reduce the rental rate by 22% and in 2000 allowed the Company to reduce its space leased by
approximately 10,000 square feet.   The Lease Options were exercised by the
Company without any further approvals of the disinterested members of the board of directors. Mr. Bretz, as its general counsel at the time, did not advise the Company that any such approval might be required. The Lease that Mr. Bretz alleges is unfair is at a rental rate of $1.55 per foot per month. The rental rates paid by the two other non-affiliated tenants located in the Company's facility are at a rental rate of $1.65 per foot per month.


An internal report prepared at the request of Robert H. Bretz concluded that the Company saved approximately $1,300,000 as a result of The 664 Company waiving all but one cost of living adjustment over the 15 year term of the Lease.


The Lease, originally to expire on June 30, 2001, was extended for 90 days upon its same terms and conditions. On September 30, 2001, the Lease expired. The 664 Company has agreed to allow the Company to holdover at its current rental rate until December 31, 2001 so as to allow the Company to assess its space requirements.


The 664 Company has proposed that the Company enter into a new lease for a term of five years upon the same rate and terms as the two other non-affiliated tenants in the Company's facility for approximately 25%-30% less space. Any new lease will be submitted for approval of the disinterested members of the Company's board of directors pursuant to California Corporations Code Section 310.


The Company filed a complaint against Mr. Bretz on June 29, 2001 for damages and injunctive relief for breach of fiduciary duty. In Case No. BC 253322 in Los Angeles California Superior Court captioned Auto-Graphics, Inc. vs. Robert
H. Bretz et al. The Company, alleges that Mr. Bretz has become disruptive and harmful to the business operations of the company and has damaged the Company by his various actions including his excessive billings to the Company, filing of the unauthorized lawsuits on behalf of the Company and harassment of its officers and employees.


Mr. Bretz answered denying the claims of the Company and filed a derivative cross-complaint against three of the Company's officers and former officers, Robert S. Cope, Michael K. Skiles and Michael F. Ferguson for breach of fiduciary duty, fraud and deceit, misrepresentation, breach of contract/employment, removal for cause and other declaratory and injunctive relief. The cross-complaint was filed on July 16, 2001 in Los Angeles, California Superior Court. The officers have filed a special and general demurrer to the cross-complaint which will be heard on November 14, 2001 and seeking the dismissal of the cross-complaint. The board of directors believes there is a strong likelihood that a significant portion of the cross complaint will be dismissed and that there is no basis for the underlying claims.


The Company became aware that the Committee filed a Preliminary Proxy Statement on September 6, 2001. Upon a review of the filing with its counsel, it became apparent that the notice to be given by the Committee may have violated California Corporations Code Section 600(d) and 601(d) and that the requested action (election of the board of directors) may not be valid under California Corporations Code Section 301. The Company filed a Complaint for injunctive relief in the Los Angeles County Superior Court, Case No. BC25769 on September 12, 2001. On September 14, 2001 the Superior Court ruled against a temporary restraining order stating the Company's claim was premature. The Company has remedied its concerns through its issuance of the notice for a special meeting in lieu of an annual meeting. The Company plans to dismiss its complaint.


The Committee's proxy states that Mr. Robert H. Bretz assisted in the preparation of the Committee's proxy. The Committee's proxy also states that a board of directors consisting of Messrs. Cope, Bretz and Thomas J. Dudley would be the least disruptive. Given the prior actions of Mr. Bretz, the board of directors of the Company believe a board that includes both Messrs. Cope and Bretz would be anything but disruptive.


Mr. Robert S. Cope met with the Committee on September 21, 2001 and September 23, 2001 at which time Mr. Cope agreed to support an expansion of the board to five directors, four of which would be independent but would not include Mr. Bretz. The five member board was to have included Mr. Cope, Mr. Yarter, Mr. Robert Lovett (a longtime shareholder and signatory to the Call of Special Meeting of the Shareholders of Auto-Graphics solicited by the Committee) and two other directors to be selected by the Committee. The board of directors will seek to expand the Company's board of directors to five members if its resolution amending the articles of incorporation and bylaws are approved.



ANNUAL REPORT


The Annual Report of the Company for the fiscal year ended December 31, 2000 is being mailed with the Proxy Statement.


Stockholders are referred to the Annual Report for financial and other information about the activities of the Company. The Annual Report is not incorporated by reference into this Proxy Statement and is not deemed to be a part of it.



1.     ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION


The Company's board of directors currently consists of three members. Three directors are to be elected at the special meeting to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. It is intended that the accompanying proxy will be voted in favor of the following persons to serve as directors unless the shareholder indicates to the contrary on the proxy. The election of the company's directors requires a plurality of the votes cast in person or by proxy at the meeting. The board of directors expects that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that such proxy will be voted for the election of another nominee to be designated by the Board of Directors to fill any such vacancy.


In the event that the Committee is able to solicit more than one-fourth of the shares of the Company, then the board of directors in its discretion may instruct Robert S. Cope to vote cumulatively for less than three of the board of directors nominees. In such event it is the board of directors' current intention to instruct Mr. Cope to vote proxies received by the board of directors for the reelection of Robert S. Cope and James R. Yarter.


Nominees Proposed by the Board of Directors


Set forth below is certain information pertaining to the persons who are proposed as nominees for election to the Company's Board of Directors.


Robert S. Cope along with his family is a 44% shareholder of the Company, a current director of the Company, and holds the officer position of Chairman of the Board of the Company, will be seeking reelection to the Board. Prior to May 1, 2000, Mr. Cope served as Chief Executive Officer, President and Treasurer.


Mr. Yarter is not the beneficial owner of any shares of the Company's Common Stock. Mr. Yarter's prior business background and experience covers a period
of 35 years.   His experience includes being the Chief Executive Officer of several companies, including two companies listed on the NASDAQ Stock Exchange. On June 21, 2001, Mr. Robert S. Cope filed a Notice of Written Consent of Shareholders to Fill a Vacancy on the Board of Directors and a Proxy Statement to solicit the necessary shareholder written consents ("Notice"). The Notice identified that the record date for voting to fill the vacancy was June 14, 2001. Mr. Cope obtained the required number of votes through the solicitation of less than ten (10) shareholders by use of written consent forms and Mr. James R. Yarter was elected to the Board of Directors to serve until a successor shall be duly elected and qualified.


Robert L. Lovett is a retired medical doctor and a 4% shareholder of the Company. Dr. Lovett is a first time nominee for a position on the Company's Board.


The following table sets forth information regarding the beneficial ownership of the Company's common shares by the board nominees for directors, the Company's Chief Executive Officer and the four other highest paid executive officers (the "Named Executive Officers"), and the directors and executive officers as a group.




                                  Amount and Nature of
                                 Beneficial Ownership of   Percent
                                   Common Shares as of       of
Names                                    9/5/01             Class
---------------------------     ------------------------  --------

Robert S. Cope                        1,802,925(1)(2)       36.1%

Paul R. Cope                            373,602              7.5%

Robert L. Lovett                        195,000              3.9%

Executive Officers and
Directors as a Group (5 Persons)      2,467,027             49.4%



(1)  Includes the following shares held by family members and relatives:
1,614,675 shares held by the Cope Family Trust of which Mr. Cope is the trustee; 71,625 shares held by Bryan A. Cope; 101,625 shares held by Lizabeth
L. Cope; and 15,000 shares held by William R. McConnell.


(2)  Excludes 21,000 shares purchased since 9-5-01.


During the Company's year ended December 31, 2000, the board of directors did not hold any meetings, but acted by unanimous written consent on eight (8) occasions. For the calendar year 2001, the board of directors has held five meetings. In addition to these meetings the Board has acted by unanimous written consent on one occasion.



Cash Compensation



The following table discloses compensation received for the three fiscal years ended December 31, 2001, by the Named Executive Officers.



                         SUMMARY COMPENSATION TABLE

                                                  Long-Term
                                                 Compensation
                                                    Awards
                             Annual Compensation  Securities
                             -------------------  Underlying   All Other
Name and Principal Position  Year  Salary  Bonus  Options (#) Compensation
---------------------------  ----  ------  -----  ----------  ------------
Robert S. Cope               2000 $137,000  -0-      -0-           -0-
Chairman of the Board        1999  156,000  -0-      -0-           -0-
                             1998  133,000  -0-      -0-           -0-

Michael .K. Skiles           2000 $102,000  -0-      -0-           -0-
President

Corey M. Patick              2000 $145,000  -0-      -0-           -0-
EVP

Daniel E. Luebben            2000 $108,000  -0-      -0-           -0-
CFO                          1999   93,000  -0-      -0-           -0-
                             1998  100,000  -0-      -0-           -0-

William J. Kliss             2000 $ 69,000  -0-      -0-           -0-
COO                          1999  138,000  -0-      -0-           -0-
                             1998  138,000  -0-      -0-           -0-


Compensation pursuant to Stock Options



There have been no stock option grants for the three years ending December 31, 2000.


Certain Relationships and Related Transactions


In November 2000, the Company sold and issued 240,000 3-year warrants for $800 entitling Corey M. Patick to purchase one share of the Company's (restricted)
Common Stock for each warrant for $0.033 per share.   Subsequently, Corey M.
Patick sold the warrants to Robert H. Bretz. Robert H. Bretz then exercised the warrants and purchased the 240,000 shares of the Company's (restricted) Common Stock covered by such warrants for the exercise (purchase) price for such shares under the warrants (aggregating $8,000 or $0.033 per share). There are no warrants outstanding at December 31, 2000.


In May 1999, Robert S. Cope and the Cope Family Trust granted an option to Corey M. Patick to purchase 1,125,000 (or 22%) of the Company's Common Stock for $1.67 per share (adjusted for the 3-for-1 stock split effective February 28, 2000). Mr. Patick subsequently exercised the option in November of 2000 and the closing for the purchase of and payment for the option shares, originally scheduled for November 2000, and was extended several times by the parties. By the terms of the most recent extension, Mr. Patick's option expired on August 31, 2001, even though Mr. Patick claims it has not been terminated, Mr. Cope believes there is no basis upon which the specific terms of Mr. Patrick's option, including its termination date, would not control. Purchase of the option shares by Mr. Patick would have increased his stock ownership to 1,216,980 shares or 24% of the Company's issued and outstanding stock and would represent a "change of control" of the Company (under applicable securities law definitions). Mr. Patick (including his wife) is the owner of 1.8% of the Company's Common Stock (without taking the option shares into account).


In May of 1986, commencing July 1, 1986, The 664 Company entered into a five-year lease with Auto-Graphics for 27,000 square feet. The Lease provided for two options to extend the Lease for a period of five years each. Prior to its execution, the Lease was approved by the disinterested Members of the Board of Directors. During the term of the Lease, The 664 Company agreed, at the request of Auto- Graphics, to reduce its space needs by approximately 10,000 square feet. The Lease expired on September 30, 2001 and the Company is currently holding over.


Robert H. Bretz is a director of the Company and also served as the Company's outside legal counsel until his termination on May 9, 2001. In 2000, Mr. Bretz' firm billing to the Company for legal services and expenses totaled approximately $339,000 Mr. Bretz who was also the only outside Director for the Company has remained as a Director of the Company. Following Mr. Bretz' termination as the Company's counsel, Mr. Bretz began to file lawsuits for and on behalf of the Company that had not been authorized by management or the Company's Board of Directors. On August 8, 2001 one such case filed by Mr. Bretz, Case No. BC252517, was dismissed by the Los Angeles California Superior Court holding that the Action by Unanimous Written Consent signed solely by Mr. Bretz was invalid because it failed to satisfy the requirements of California Corporations Code S 307(b). The Company has also filed a complaint against Mr. Bretz on June 29, 2001 for damages and injunctive relief for breach of fiduciary duty. In Case No. BC 253322 in Los Angeles California Superior Court captioned Auto-Graphics, Inc. vs. Robert H. Bretz et al., alleges that Mr. Bretz has become disruptive and harmful to the business operations of the company and has damaged the Company by his various actions including his excessive billings to the Company and the filing of the unauthorized lawsuits on behalf of the Company. As a response to the complaint filed by the Company, Mr. Bretz filed a derivative cross-complaint against three of the Company's officers, Robert S. Cope, Michael K. Skiles and Michael F. Ferguson for breach of fiduciary duty, fraud & deceit, misrepresentation, breach of contract/employment, removal for cause and other declaratory and injunctive relief. The cross-complaint was filed on July 16, 2001 in Los Angeles, California Superior Court. The officers have filed a special and general demurrer to the cross complaint which will be heard on November 14, 2001. The Company believes there is a strong likelihood that a significant portion of the cross complaint will be dismissed.



Section 16(a) Beneficial Ownership Reporting Compliance




Robert H. Bretz was late in filing form 4 for the purchase of 240,000 warrants to purchase 240,000 shares. Robert S. Cope was late in filing form 4 for the purchase of 30,000 shares.


2.     PROPOSAL FOR APPROVAL OF THE 2001 STOCK PLAN


At the meeting, the shareholders will be requested to approve the Auto-Graphics' 2001 Stock Plan (the "Stock Plan"). The Board of Directors ("Board") recommends approval of the new Stock Plan to allow the Company to continue to attract and retain the best available employees, directors and consultants and provide an incentive for them to use their best efforts on the Company's behalf. For these reasons, the Board has unanimously adopted resolutions approving, and recommending to the shareholders for their approval, the Stock Plan. A copy of the Stock Plan may be obtained upon written request to the Company.


Description of the Plan


General. The purposes of this Stock Plan are to attract and retain the best available individuals for positions of substantial responsibility to provide additional incentive to such individuals, and to promote the success of Auto-Graphics' business by aligning the financial interests of employees, directors, and consultants providing personal services to the Company or its affiliates with long-term shareholder value. Stock options may be granted under the Stock Plan. Options granted under the Stock Plan may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code ("Code"), or nonqualified stock options.


Administration.  The Stock Plan will be administered by the Board.


New Plan Benefits. Because benefits under the Stock Plan will depend on the Board's actions and the fair market value of common stock at various future dates, it is not possible to determine the benefits that will be received by officers and other employees if the Stock Plan is approved by the shareholders.


Eligibility. Incentive stock options may be granted only to employees of the Company or its subsidiaries. Nonqualified stock options may be granted under the Stock Plan to employees, directors, and consultants of the Company, its affiliates and subsidiaries, as well as to persons to whom offers of employment as employees have been granted. The Board, in its discretion, will select the individuals to whom options will be granted, the time or times at which such options are granted, the number of shares subject to each grant, and vesting schedule.


Shares Subject to the Stock Plan. Shares of the Company common stock which may be awarded and delivered under the Stock Plan may be authorized, but unissued, or reacquired common shares. The Company expects there to be approximately 499,000 shares available for future awards under the Stock Plan as of January 1, 2002, the effective date of the Stock Plan.


Limitations.   The Stock Plan provides that the aggregate number of Company common shares underlying all options to be granted is 499,000 shares of common stock. The aggregate number of shares underlying all incentive stock options that may be granted under the Stock Plan may not exceed 350,000 and the aggregate number of shares underlying all nonqualified stock options that may be granted under the Stock Plan may not exceed 149,000.


Terms and Conditions of Options. Each option is to be evidenced by an option agreement between the Company and the individual optionee and is subject to the following additional terms and conditions.


Exercise Price. The Board will determine the exercise price for the shares of common stock underlying each option at the time the option is granted. The exercise price for shares under an incentive stock option may not be less than 100% of the fair market value of the common stock on the date such option is granted. The exercise price for shares subject to a nonqualified stock option may not be less than 75% of the fair market value of the common stock on the date such option is granted. The fair market value price for a share of Company common stock underlying each option is the arithmetic mean between the asked and the bid prices between the opening of the market and noon on such date as reported on the Over-the-Counter Bulletin Board.


Exercise of Option; Form of Consideration. The Board will determine when options become exercisable. The means of payment for shares issued upon exercise of an option will be specified in each option agreement. The Stock Plan permits payment to be made by cash or check.


Term of Option.   The term of an option may be no more than ten (10) years
from the date of grant. No option may be exercised after the expiration of its term.


Death or Disability. If an optionee's employment, directorship or consulting relationship terminates as a result of his or her death, then all options he or she could have exercised at the date of death, or would have been able to exercise within the following twelve (12) months if the employment, directorship, or consulting relationship had continued, may be exercised within the twelve (12) month period following the optionee's death by his or her estate or by the person who acquires the exercise right by bequest or inheritance. In addition, if an optionee's employment, directorship, or consulting relationship terminates as a result of the optionee's total and permanent disability, then the optionee may, within eighteen (18) months after the termination, exercise all options he or she could have exercised at the termination date, or would have been able to exercise within the twelve (12) month period following the termination of employment, directorship or consulting relationship had continued, provided that no such option may be exercised after expiration of the term specified in the option agreement.


Non-transferability of Options. Unless otherwise determined by the Board, options granted under the Stock Plan are not transferable other than by will or the laws of descent and distribution and may be exercised during the optionee's lifetime only by the optionee.


Other Provisions. An option agreement may contain other terms, provisions, and conditions not inconsistent with the Stock Plan, as may be determined by the Board.


Stock Options. Incentive stock options may be granted alone, in addition to, or in tandem with nonqualified stock options under the Stock Plan. Unless the Board determines otherwise, the stock option agreement will provide that any non-vested stock is forfeited back to the Company upon the optionee's termination of employment for any reason. The forfeiture provisions for the non-vested stock will lapse at a rate determined by the Board.


Adjustments upon Changes in Capitalization, Merger or Sale of Assets. In the event that the Company's stock changes by reason of any stock split, dividend, combination, reclassification or other similar change in the Company's capital structure effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the Stock Plan, the number and class of shares of stock subject to any option outstanding under the Stock Plan, and the exercise price for shares subject to any such outstanding option.


In the event of a liquidation or dissolution, any unexercised options will terminate. In the event of a change of control of the Company, as determined by the Board, the Board, in its discretion, may provide for the assumption, substitution or adjustment of each outstanding option.


Amendment and Termination of the Stock Plan. The Board may amend, alter, suspend or terminate the Stock Plan, or any part thereof, at any time and for any reason. However, the Company shall obtain shareholder approval for any amendment to the Stock Plan to the extent necessary and desirable to comply with applicable laws. No such action by the Board or shareholders may alter or impair any option previously granted under the Stock Plan without the written consent of the optionee. The Stock Plan shall remain in effect until termination by action of the Board or operation of law.


Federal Income Tax Consequences Relating to the 2001 Stock Plan


The federal income tax consequence to the Company and its employees of options under the Stock Plan are complex and subject to change. The following discussion is only a summary of the general rules applicable to the Stock Plan. Recipients of options under the Stock Plan should consult their own tax advisors since a taxpayer's particular situation may be such that some variation of the rules described below will apply.


As discussed above, several different types of instruments may be issued under the Stock Plan. The tax consequences related to the issuance of each is discussed separately below.


Options


As noted above, options granted under the Stock Plan may be either incentive stock options or non-qualified stock options. Incentive stock options are options which are designated as such by the Company and which meet certain requirements under Section 422 of the Code and the regulations thereunder. Any option which does not satisfy these requirements will be treated as a non-qualified stock option.


Incentive Stock Options


If an option granted under the Stock Plan is treated as an incentive stock option, the optionee will not recognize any income upon either the grant or the exercise of the option, and the Company will not be allowed a deduction for federal tax purposes. Upon a sale of the shares, the tax treatment to the optionee and to the Company will depend primarily upon whether the optionee has met certain holding period requirements at the time he or she sells the shares. In addition, as discussed below, the exercise of an incentive stock option may subject the optionee to alternative minimum tax liability.


If an optionee exercises an incentive stock option and does not dispose of the shares received within two years after the date such option was granted or within one year after the transfer of the shares to him or her, any gain realized upon the disposition will be characterized as long-term capital gain and, in such case, the Company will not be entitled to a federal tax deduction.


If the optionee disposes of the shares either within two years after the date the option is granted or within one year after the transfer of the shares to him or her, such disposition will be treated as a disqualifying disposition and an amount equal to the lesser of (1) the fair market value of the shares on the date of exercise minus the exercise price, or (2) the amount realized on the disposition minus the exercise price, will be taxed as ordinary income to the optionee in the taxable year in which the disposition occurs. (However, in the case of gifts, sales to related parties, and certain other transactions, the full difference between the fair market value of the stock and the purchase price will be treated as compensation income). The excess, if any, of the amount realized upon disposition over the fair market value at the time of the exercise of the option will be treated as long-term capital gain if the shares have been held for more than one year following the exercise of the option. In the event of a disqualifying disposition, the Company may withhold income taxes from the optionee's compensation with respect to the ordinary income realized by the optionee as a result of the disqualifying disposition.


The exercise of an incentive stock option may subject an optionee to alternative minimum tax liability. The excess of the fair market value of the shares at the time an incentive stock option is exercised over the purchase price of the shares is included in income for purposes of the alternative minimum tax even though it is not included in taxable income for purposes of determining the regular tax liability of an employee. Consequently, an optionee may be obligated to pay alternative minimum tax in the year he or she exercises an incentive stock option.


In general, there will be no federal income tax deductions allowed to the Company upon the grant, exercise, or termination of an incentive stock option. However, in the event an optionee sells or otherwise disposes of stock received on the exercise of an incentive stock option in a disqualifying disposition, the Company will be entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares, provided that the deduction is not otherwise disallowed under the Code.


Nonqualified Stock Options


Nonqualified stock options granted under the Stock Plan do not qualify as "incentive stock options" and will not qualify for any special tax benefits to the optionee. An optionee generally will not recognize any taxable income at the time he or she is granted a nonqualified stock option. However, upon its exercise, the optionee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares over the exercise price. The income realized by the optionee will be subject to income and other employee withholding taxes.


The optionee's basis for determination of gain or loss upon the subsequent disposition of shares acquired upon the exercise of a nonqualified stock option will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such option. Upon disposition of any shares acquired pursuant to the exercise of a nonqualified stock option, the difference between the sale price and the optionee's basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year at their disposition.


In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of a nonqualified stock option or a sale or disposition of the shares acquired upon the exercise of a nonqualified stock option. However, upon the exercise of a nonqualified stock option, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an optionee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.


Vote Required and Board Recommendation


The affirmative vote of holders of a majority of the shares of common stock cast in person or by proxy at the meeting is required for approval of the Stock Plan.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE STOCK PLAN.



3.     PROPOSAL FOR APPROVAL TO AMEND AND RESTATE THE ARTICLES OF
INCORPORATION


At the meeting, the shareholders will be requested to approve the amendment and restatement ("Restatement") of the Auto-Graphics, Inc. Articles of Incorporation ("Articles"). The Board recommends approval of the Restatement. The original Articles were filed with the California Secretary of State on August 15, 1960. Since that time, the there has been four amendments to the original Articles and the Restatement not only updates the Articles with the current California Corporations Code, but it also brings up to date the previous amendments. The Restatement as set forth below provides for the following:

1. The purpose clause of the Company is amended to comply with the current purpose clause provided in the California Corporations Code.

2. The number of authorized shares of the Company's Common Stock is stated to reflect the last amendment on February 17, 2000.

3. Provides for the number of authorized directors for this corporations board of directors to be stated in the bylaws.

4. Elimination or limiting the personal liability for money damages for directors, however such elimination of liability does not extend to director acts that are: (i) covered under Section 310 of the California Corporations Code (i.e. contracts in which director has a material financial interest);
(ii) intentional misconduct; (iii) believed to be against the best interest of the corporation or its shareholders; (iv) involved in the absence of good faith; (v) transactions where director derived an improper benefit; (vi) a reckless disregard for the director's duty to the corporation or its shareholders in circumstances where the director was aware of a risk of serious injury to the corporation or its shareholders; (vii) an abdication of the director's duty to the corporation or its shareholders; (viii) covered under Section 316 of the California Corporations Code (i.e. corporate actions subjecting directors to joint and several liability).

5. The election by the Company to be governed by the current California Corporations Code.


The Restated Articles of Incorporation are attached hereto as Exhibit "A" and shareholders should read them thoroughly.


The affirmative vote of holders of a majority of the shares of common stock cast in person or by proxy at the meeting is required for approval of the Amendment and Restatement of the Articles of Incorporation.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE RESTATED ARTICLES OF INCORPORATION.



4.     PROPOSAL FOR APPROVAL TO AMEND AND RESTATE THE BY-LAWS


At the meeting, the shareholders will be requested to approve the amendment and restatement ("Restatement") of the Auto-Graphics, Inc. Bylaws ("Bylaws"). The Board recommends approval of the Restatement of the Bylaws. The existing Bylaws were adopted on or about March 1, 1972. Since that time, the California Corporations Code was greatly amended effective January 1, 1977. The Restatement updates the Bylaws with the current California Corporations Code and thus all the requirements of Section 310 of the California Corporations Code (i.e. Contract in which a director has a material interest) are provided. The Restatement also provides that the authorized number of directors shall not be less than three (3) nor more than five (5), with the current number to be three (3) directors until changed by an amendment adopted by the board of directors or the shareholders.


The restated Bylaws are attached hereto as Exhibit "B" and shareholders should read them thoroughly.


The affirmative vote of holders of a majority of the shares of common stock cast in person or by proxy at the meeting is required for approval of the Amendment and Restatement of the Bylaws.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE RESTATED
BYLAWS.


5.     COMMITTEE PROPOSAL.


Corey M. Patick, Chairman of the Shareholder Committee, 269 South Beverly Drive, #438, Beverly Hills, California 90210, Phone (909) 576-9000, has notified the Company that it intends to submit the following proposal at this year's annual meeting:


The Shareholder Committee has proposed the following amendment to the Company's By-Laws:


RESOLVED, that the Company's By-Laws, Article V, Section 5, be and is hereby amended by the shareholders of the Company to retain Section 5 as it currently appears (Board of Directors general authority to authorize officers and agents to enter into contracts in the name of and on behalf of the company) but to add immediately following existing Section 5 "CONTRACTS, ETC." the following new Section 5.1. "RELATED PARTY TRANSACTIONS, CONTRACTS" to read as follows (the "Amendment"):


"Section 5.1 RELATED PARTY TRANSACTIONS, CONTRACTS. Any contract or transaction between the Company and any director of the Company who owns, directly or indirectly, more than 10% of the Company's issued and outstanding Common Stock and/or any company or other entity in which any such director/stockholder or any member of such director's family holds interest (herein "related party") shall first be submitted for review, approval and authorization in good faith (following full disclosure of all relevant facts and circumstances as to such proposed transaction and/or contract including the director/stockholder's interest therein) by the shareholders of the Company with the shares owned by the interested director/stockholder not being entitled to vote thereon, or by a vote of the board of directors sufficient without counting the vote of the interested director/stockholder, as being fair and reasonable to and otherwise in the Company's best interest. In no event shall any such "related party" transaction or contract involving a director who owns more than 10% of the Company's issued and outstanding Common Stock be entered into and/or performed by the Company without the prior formal approval of the Company's shareholders or board of directors as provided for herein. Notwithstanding any contrary provision in these By-Laws, this section of the By-Laws shall only be amended by a majority vote (excluding shares owned by the interested director/shareholder) of shares entitled to vote at any annual meeting of shareholders as provided for in these By-Laws."


Supporting Statement:


See Proxy Statement filed by the Shareholder Committee with the United States Securities and Exchange Commission on September 5, 2001.


Statement Against Proposal:


California Corporations Code Section 310 places significant restrictions on all contracts and transactions with all directors. This amendment to the by-laws would only apply to shareholders holding more than ten percent of the shares of the company, and in the Company's case any transaction with Robert
S. Cope and The 664 Company. The amendment to the by-laws, as proposed by the Committee, would not apply to a contract between the Company and Corey M. Patick (if elected to the board) nor to a contract between the Company and Robert H. Bretz, even though Section 310 of the California Corporations Code would apply to them.


The Committee's proposal differs from Section 310 in two major points. First, it must be submitted prior to entry into the contract or transaction to the shareholders and directors. Second, Section 310 of the California Corporations Code allows the enforceability of contracts and transactions if the interested party is able to prove that the contract or transaction is just and reasonable. The Committee's proposal does not. Therefore any contract or transaction not approved in advance by the disinterested shareholders or director would be void even though the contract or transaction was just and reasonable.


The board of directors believe that California Corporations Code Section 310 greatly protects the shareholders of the Company because it applies to all related party transactions, not just to a related party that is a 10% shareholder and that the Committee proposal will create bylaws that conflict with the California Corporations Code.


Vote Required and Board Recommendation


The affirmative vote of holders of a majority of the shares of common stock cast in person or by proxy at the meeting is required for approval of the proposal.


SOLICITATION OF PROXIES


The proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. Proxies may be solicited by officers, directors, and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. Such solicitations may be made personally or by mail, facsimile, telephone, telegraph, messenger, or via the Internet. The Company will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. All of the costs of solicitation of proxies will be paid by the Company.


AUDITORS


Representatives of BDO Seidman, LLP, independent public auditors for the Company for fiscal 2000 and the current fiscal year, will be present at the Annual Meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.



OTHER MATTERS



The Board of Directors does not intend to bring any other business before the meeting, and so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any other business that may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.



     YOUR BOARD URGES YOU NOT TO RETURN ANY PROXY CARDS
     YOU MAY HAVE RECEIVED FROM THE COMMITTEE


If you have already submitted a proxy to the Committee for the Special Meeting, you may change your vote to a vote "FOR" the election of the Board's nominees and "AGAINST" the Committee by signing, dating and returning the Company's WHITE proxy card, which must be dated after any proxy you may have submitted to the Committee. Only your last dated proxy for the Special Meeting will count at the meeting.


If any of your shares of the Company are held in the name of a brokerage firm, bank, nominee or other institution, only it can vote such shares and only upon receipt of your specific instructions. Please sign, date and promptly mail the WHITE proxy card in the envelope provided by your broker. Remember, your shares cannot be voted unless you return a signed and executed proxy card to your broker.


If you have any questions or require any additional information or assistance, please call Daniel E. Luebben, the Secretary of the Company, at 1-800-776-6939.


A COPY OF THE COMPANY'S FORM 10-K REPORT FOR FISCAL YEAR 2000, CONTAINING INFORMATION ON OPERATIONS, AND NEWS RELEASE, DATED SEPTEMBER 25, 2001, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, ARE HEREBY INCORPORATED INTO THIS PROXY STATEMENT BY REFERENCE AND IS AVAILABLE UPON REQUEST.







DATED: Pomona, California, October              2001.




                              AUTO-GRAPHICS, INC.
                         ATTN: CHIEF FINANCIAL OFFICER
                              3201 TEMPLE AVENUE
                            POMONA, CALIFORNIA 91768
                                1-800-776-6939

This proxy when properly signed will be voted in the manner directed herein by the undersigned shareholder.



IF NO DIRECTION IS PROVIDED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4 AND AGAINST PROPOSAL 5.



Please mark your votes as indicated [X]

                                                  FOR      WITHHOLD
                                              election of    vote
                                                  all       from all
                                               nominees     nominees

1.   Election of directors: 01 Robert S. Cope,
     02 James R. Yarter, 03 Robert L. Lovett,    [_]          [_]

Except for nominee(s) listed below
  from whom vote is withheld:

_________________________________________

                                                 FOR    AGAINST  ABSTAIN

2.   Proposal to approve the 2001 Stock Plan     [_]      [_]      [_]

3.   Restate Articles of Incorporation.          [_]      [_]      [_]

4.   Restate Bylaws.                             [_]      [_]      [_]

5.   Committee Proposal                          [_]      [_]      [_]

6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                               AUTO-GRAPHICS, INC.
                                    P R O X Y



             FOR SPECIAL MEETING IN LIEU OF ANNUAL MEETING OF THE
                     SHAREHOLDERS OF AUTO-GRAPHICS, INC.
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



The undersigned hereby appoints ROBERT S. COPE with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the Special Meeting in Lieu of the Annual Meeting of the Company to be held at 3201 Temple Avenue, Pomona, California 91768 on October 31, 2001 at 3:00 p.m. and at any adjournments thereof.



IMPORTANT - PLEASE SIGN AND RETURN PROMPTLY. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.



Signature_____________________________________________ Dated: _______, 2001



Signature if held jointly_____________________________ Dated: _______, 2001_




                            YOUR VOTE IS IMPORTANT!




                              VOTE BY PROXY CARD
Mark, sign and date your proxy card and return it promptly in the enclosed envelope.




                             THANK YOU FOR VOTING.